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                                                                     EXHIBIT 2.5

                          TRANSITION SERVICES AGREEMENT

         This Transition Services Agreement ("Agreement") is entered into on December 7, 1999 between, Incorporated, a Delaware corporation
("Daisytek") and PFSweb, Inc., a Delaware corporation ("PFSweb").

                                    RECITALS

         WHEREAS, Daisytek and PFSweb have entered into that certain Master Separation Agreement (the "Separation Agreement"; terms defined therein having the same meaning when used herein) pursuant to which the PFS Business will be separated from Daisytek; and

         WHEREAS, the PFS Business has been operated as a subsidiary of Daisytek, and Daisytek has provided various services to the PFS Business; and

         WHEREAS, Daisytek has caused PFSweb to be incorporated in order to effect the separation of the PFS Business; and

         WHEREAS, PFSweb desires to continue to obtain various services from Daisytek and Daisytek desires to continue to provide such services;

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         Section 1.01. Defined Terms. In addition to the words and terms defined in the Separation Agreement which shall have the same meaning when used herein, the following terms, as used herein, shall have the following meanings:

         "Transition Period" means the period commencing on the Contribution Date and ending on the Distribution Date; provided, however, that with respect to any Transition Service, PFSweb may, upon notice to Daisytek, either (i) terminate the Transition Period as of any date prior to the Distribution Date or
(ii) extend the Transition Period to a date beyond the Distribution Date, but not later than the one year anniversary date of the Contribution Date.

         "Transition Services" means any services provided by Daisytek, its Affiliates or their suppliers to the PFS Business prior to the Contribution Date which PFSweb reasonably identifies and requests in writing that Daisytek provide to it during the Transition Period; provided that Transition Services expressly excludes any such services which shall be provided to PFSweb or its Affiliates pursuant to the terms of any of the Ancillary Agreements; and provided, further that



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Transition Services expressly excludes any such services which Daisytek would not be legally permitted to provide to a third party.

                                    ARTICLE 2

                               TRANSITION SERVICES

         Section 2.01. Transition Services.

         (a) During the Transition Period, Daisytek shall use its reasonable best efforts to provide, or cause its Affiliates to use their reasonable best efforts to provide, to PFSweb or its Affiliates all Transition Services in the manner and at a relative level of service consistent in all material respects with that provided by Daisytek or its Affiliates to the PFS prior to the Contribution Date. PFSweb shall use all commercially reasonable efforts to obtain all such Transition Services from a source other than Daisytek and its Affiliates on or prior to the conclusion of the Transition Period; provided that, if PFSweb cannot obtain any Transition Service from a source other than Daisytek and its Affiliates and such Transition Service is necessary in order to operate the PFS Business in substantially the same manner as it was conducted immediately prior to the Contribution Date, then, subject to Section 2.01(e) below, Daisytek (or its Affiliates) shall provide such Transition Service to PFSweb (or its Affiliates) for an additional period not to exceed six months.

         (b) In consideration of the provision of Transition Services hereunder, PFSweb shall pay to Daisytek (i) an amount equal to the cost historically allocated to the PFS Business as of the Contribution Date for such service, adjusted to reflect any changes in the nature, cost or level of the services so provided, or (ii) if no such cost has historically been allocated to the PFS Business for any Transition Service, then an amount equal to that portion of the total cost borne by Daisytek which Daisytek would have allocated to the PFS Business under its internal allocation formula as of the Contribution Date, plus any direct user charges or similar type charges resulting from PFSweb's or its Affiliates' use of such services which are not otherwise recouped by Daisytek hereunder, plus, without duplication, any other reasonable charges necessary to make Daisytek whole for the provision of such services.

         (c) Except as otherwise agreed, Daisytek shall invoice PFSweb on a monthly basis for the Transition Services to be provided hereunder, and payment shall be due 30 days after invoice date.

         (d) Notwithstanding the foregoing, (i) for any Transition Services which include payment of payroll or wages to employees of the PFS Business, PFSweb shall pay all necessary amounts (including payroll taxes) to Daisytek prior to the payment thereof by Daisytek and (ii) any charges to Daisytek from outside suppliers for the provision of Transition Services shall be submitted by Daisytek to PFSweb for payment and, except as Daisytek may otherwise agree in connection with any individual statement of charges which has been submitted to Daisytek, PFSweb hereby agrees to make payment therefor either to such outside supplier in accordance with the payment terms of such outside supplier or to Daisytek if Daisytek is required to pay such

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outside supplier, (in which event such payment shall be made on or before the date on which Daisytek notifies PFSweb it intends to make payment, or if Daisytek does not provide such notice, immediately after Daisytek provides notice to PFSweb that Daisytek has made such payment).

         (e) In the event PFSweb shall request Daisytek to continue to provide any Transition Service beyond the expiration of the Transition Period, Daisytek and PFSweb shall negotiate in good faith and at arm's length the terms of any such extension, including fair market value pricing for all such services.

         Section 2.02. Insurance Coverage.

         (a) During the Transition Period, Daisytek shall, subject to insurance market conditions and other factors beyond its control, maintain policies of insurance, including for the benefit of PFSweb or any of its Affiliates, directors, officers, employees or other covered parties (collectively, the "PFSweb Covered Parties") which are comparable to those maintained generally by Daisytek. Except as provided below, during the Transition Period, such policies of insurance shall cover PFSweb Covered Parties for liabilities and losses insured prior to the Contribution Date. To the extent of any self insured or other loss retentions with respect to insurance policies in force, PFSweb shall, during the Transition Period, be solely responsible for any losses, damages and related expenses, not included in Daisytek insurance program expense allocations to PFSweb, incurred by itself or PFSweb Covered Parties within such loss or retentions and shall not seek reimbursement or indemnification thereof from Daisytek.

         (b) Daisytek will use all commercially reasonable efforts to assist PFSweb Covered Parties in asserting claims under applicable insurance policies, and shall adjust such policies, as necessary and practicable, to provide for PFSweb and Daisytek recoveries consistent with their respective interests and shall not unduly favor one insured party over another.

         (c) PFSweb shall promptly pay or reimburse Daisytek, as the case may be, for premium expenses, and PFSweb Covered Parties shall promptly pay or reimburse Daisytek for any costs and expenses which Daisytek may incur in connection with the insurance coverages maintained pursuant to this Section, including any subsequent premium adjustments. All payments and reimbursements by PFSweb and PFSweb Covered Parties to Daisytek shall be made in accordance with the payment terms set forth in Section 2.01(c) above.

         (d) To the full extent permitted by contract and law, except as otherwise set forth herein, the control and administration of such insurance policies, including claims against insurance policies and any modifications to terms or conditions of insurance policies, shall remain with Daisytek (except that any such action taken by Daisytek shall treat fairly all insured parties and their respective claims and shall not unduly favor one insured party over another). PFSweb and PFSweb Covered Parties shall make all reasonable efforts to facilitate Daisytek's control and administration of such policies.

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         (e) Daisytek's insurance policies shall be applicable to PFSweb losses, as follows: (i) with respect to any insurance policies where coverage is provided on a "claims-made" or "occurrences reported" basis, any events, acts or omissions which may give rise to insured losses, or damages which give rise to claims thereunder, must have occurred and notice given to Daisytek prior to expiration of the Transition Period; (ii) with respect to other types of insurance policies, including those provided on an "occurrence" basis, any events, acts or omissions giving rise to any insured losses or damages must have occurred prior to expiration of the Transition Period; and (iii) with respect to all claims under all insurance policies, coverage for events, acts or omissions shall be interpreted consistent with the terms of such policies and the intent of the foregoing clauses (i) and (ii).

         (f) With respect to claims covered by the insurance policies described herein, Daisytek and PFSweb shall control the investigation, defense and settlement of all claims; provided, however, that PFSweb may not effect any settlement with respect to any such claim without Daisytek's prior written consent (which consent shall not be unreasonably withheld or delayed) unless such settlement (i) will have no direct impact on Daisytek's future insurance recoveries under relevant insurance policies, and (ii) will require that only PFSweb or PFSweb Covered Parties, and not Daisytek or its insurers, assume financial responsibility for the settlement (under applicable deductibles or self-insured retentions), any related expenses and/or any subsequent premium adjustments.

         (g) From and after expiration of the Transition Period, except as provided herein, PFSweb, shall be responsible for obtaining and maintaining insurance programs for its risk of loss and such insurance arrangements shall be separate and apart from Daisytek's insurance programs. Notwithstanding the foregoing, (i) Daisytek, upon the request of PFSweb, shall use all commercially reasonable efforts to assist PFSweb in the transition to its own separate insurance programs from and after the Transition Period, and shall provide PFSweb with any information that is in the possession of Daisytek and is reasonably available and necessary to either obtain insurance coverages for PFSweb or to assist PFSweb in preventing unintended self-insurance, (ii) each of Daisytek and PFSweb, at the request of the other, shall cooperate with and use commercially reasonable efforts to assist the other in recoveries from claims made under any insurance policy for the benefit of any insured party; and (iii) neither Daisytek nor PFSweb, nor any of their Affiliates, shall take any action which would intentionally jeopardize or otherwise interfere with either party's ability to collect any proceeds payable pursuant to any insurance policy.

         Section 2.03. Records and Accounts. Daisytek shall maintain accurate records and accounts of all transactions relating to the Transition Services performed by it pursuant to this Agreement. Such records and accounts shall be maintained separately from Daisytek's own records and accounts and shall reflect such information as would normally be examined by an independent accountant in performing a complete audit pursuant to United States generally accepted auditing standards for the purpose of certifying financial statements, and, to the extent required by applicable law, to permit verification thereof by governmental agencies. PFSweb shall have the right to inspect and copy, upon reasonable notice and at reasonable intervals during




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Daisytek's regular office hours, the separate records and accounts maintained by Daisytek relating to the Transition Services.

         Section 2.04.  Directors and Officers of PFSweb and Daisytek.

         (a) Nothing contained in this Agreement shall be deemed to relieve the officers and directors of PFSweb from the performance of their duties or limit the exercise of their powers in accordance with PFSweb's Certificate of Incorporation or the laws of the State of Delaware. The services of Daisytek's officers and employees which are rendered to PFSweb under this Agreement shall at all times be in accordance with the reasonable instructions of PFSweb's officers and in accordance with the historical business practice of the PFS Business.

         (b) Nothing in this Agreement shall limit or restrict the right of any of Daisytek's directors, officers or employees to engage in any other business or devote their time and attention in part to the management or other aspects of any other business, whether of a similar nature, or to limit or restrict the right of Daisytek to engage in any other business or to render services of any kind to any corporation, firm, individual, trust or association.

         (c) Except as expressly provided as part of any Transition Service hereunder, Daisytek shall have no authority pursuant to this Agreement to commit PFSweb or any of its Affiliates to any obligation in any manner or to use PFSweb's name or to enter into any contract or commitment on behalf of PFSweb.

         Section 2.05. Limitation of Liability.

         (a) Daisytek shall have no liability whatsoever to PFSweb or any of its Affiliates for any error, act or omission in connection with the Transition Services to be rendered by Daisytek to PFSweb hereunder unless any such error, act or omission derives from willful misconduct or gross negligence. IN NO EVENT SHALL DAISYTEK BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, REVENUES OR DATA), WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT DAISYTEK HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE LIABILITY OF DAISYTEK FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED, PFSWEB'S DIRECT DAMAGES.

         (b) Daisytek is an independent contractor and when its employees act under the terms of this Agreement, they shall be deemed at all times to be under the supervision and responsibility of Daisytek; and, notwithstanding any reimbursement of labor costs as provided herein or otherwise, no person employed by Daisytek and acting under the terms of this Agreement shall be deemed to be acting as agent or employee of PFSweb or any customer of PFSweb for any purpose whatsoever.

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                                    ARTICLE 3

                                  MISCELLANEOUS

         Section 3.01. Entire Agreement. This Agreement, including all the Ancillary Agreements, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         Section 3.02. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

         Section 3.03. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         Section 3.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their chief executive offices, or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy or by air courier shall be deemed effective on the first Business Day at the place at which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth Business Day at the place from which such notice or communication was mailed following the day on which such notice or communication was mailed.

         Section 3.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their legal representatives and successors, and each Subsidiary and each Affiliate of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as otherwise expressly provided herein. Except as otherwise expressly set forth herein, this Agreement may not be assigned or transferred to any other unaffiliated Person without the prior written consent of each of the parties hereto.

         Section 3.06. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         Section 3.07. Dispute Resolution. Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, or otherwise (collectively,

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"Disputes"), shall be exclusively governed by and settled in accordance with the provisions of this Section. The parties hereto shall use all commercially reasonable efforts to settle all Disputes without resorting to mediation, arbitration, litigation or other third party dispute resolution mechanisms. If any Dispute remains unsettled, a party hereto may commence proceedings hereunder by first delivering a written notice from a Senior Vice President or comparable executive officer of such party (the "Demand") to the other parties providing a reasonable description of the Dispute to the others and expressly requesting mediation hereunder. The parties hereby agree to submit all Disputes to non-binding mediation before a mediator reasonably acceptable to all parties involved in such Dispute. If the parties are unable to agree upon a mediator or if, after such mediation, the parties subject to such mediation disagree regarding the mediator's recommendation, such Dispute shall be submitted to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted in Dallas, Texas by three arbitrators acting by majority vote (the "Panel") selected by agreement of the parties, or, failing such agreement, appointed pursuant to the commercial arbitration rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the Federal Arbitration Act and such procedures as the parties subject to such arbitration (each, a "Party") may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing: (i) each Party shall have the right to inspect the books and records of the other Party that are reasonably related to the Dispute; (ii) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; and (iii) each Party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests for stipulation of fact and depositions, the nature and extent of which discovery shall be determined by the Parties; provided that if the Parties cannot agree on the terms of such discovery, the nature and extent thereof shall be determined by the Panel which shall take into account the needs of the Parties and the desirability of making discovery expeditious and cost effective. The award shall be in writing and shall specify the factual and legal basis for the award. The Panel shall apportion all costs and expenses of arbitration, including the Panel's fees and expenses and fees and expenses of experts, between the prevailing and non-prevailing Party as the Panel deems fair and reasonable. The parties hereto agree that monetary damages may be inadequate and that any party by whom this Agreement is enforceable shall be entitled to seek specific performance of the arbitrators' decision from a court of competent jurisdiction, in addition to any other appropriate relief or remedy. Notwithstanding the foregoing, in no event may the Panel award consequential, special, exemplary or punitive damages. Any arbitration award shall be binding and enforceable against the parties hereto and judgment may be entered thereon in any court of competent jurisdiction.

         Section 3.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an

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acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         Section 3.09. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         Section 3.10. Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to be bound by such change or amendment.

         Section 3.11. Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         Section 3.12. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

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         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                                 DAISYTEK, INCORPORATED


                                                 By:
                                                    ----------------------------
                                                    Name:
                                                    Title:

                                                 PFSWEB, INC.


                                                 By:
                                                    ----------------------------
                                                    Name:
                                                    Title:

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